Exhibit 99.1

First National Corporation Announces Election of

New Chair and Vice Chair of the Board

Strasburg, Virginia, May 14, 2026 (GLOBE NEWSWIRE) – First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”) announced that shareholders elected Gerald F. Smith, Jr. as Chair of the Board of Directors and James R. Wilkins, III as Vice Chair during the Company’s Annual Meeting of Shareholders held on May 13, 2026.

The elections follow the retirement of Elizabeth Cottrell, who concluded a distinguished tenure of service as Chair of the Board.  Ms. Cottrell served the Company and its shareholders with dedication and vision, helping guide the organization through significant growth and strategic advancement.  She has been a member of the Board since 1992 and has served as the Board’s first female chair since 2016.

“On behalf of our Board of Directors, leadership team, and employees, I want to express our sincere gratitude to Elizabeth Cottrell for her outstanding leadership and steadfast commitment to our Company.  Under her leadership the bank more than doubled in assets, expanded across the Commonwealth via two bank acquisitions, achieved record earnings, listed on the NASDAQ, was included in the Russell 2000 Index, and saw its market value more than triple,” said Scott C. Harvard, President and Chief Executive Officer.  “We are pleased to congratulate Gerald R. (JJ) Smith, Jr. as Chair and James R. (Richie) Willkins, III as Vice Chair.  Their experience, leadership, and deep understanding of our mission and values will help ensure continuity as we continue to build long-term value for our shareholders, customers, employees, and the communities we serve.”

Mr. Smith has served on the Board since 2007 and currently serves as Vice Chair of the Board and as Chair of the Compensation and Governance Committee.  He also served as the designated financial expert on the Audit Committee.  He brings extensive experience in industry, having served as Chairman, Chief Executive Officer, and President of Valley Proteins, Inc. up until its sale, along with a strong commitment to the Company’s strategic priorities and community banking philosophy.

Mr. Wilkins has served on the Board since 2001 and has held leadership roles including Chair of the Board Loan Committee and more recently Chair of the Enterprise Risk Committee.  He will support the Board and executive leadership team in advancing the Company’s long-term objectives.

The leadership transition is part of the Board’s ongoing succession planning process and reflects the Company’s commitment to strong governance and thoughtful leadership development.

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its consumer and business mobile banking platforms, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and thirty-three banking office locations located throughout the Shenandoah Valley, the Roanoke Valley, the Richmond MSA, the south-central regions of Virginia, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a trust and wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which has an interest in a title insurance company.